Exhibit 99.5

KIMBERLY-CLARK CORPORATION

DEFERRED STOCK UNIT SUBSTITUTE AWARD AGREEMENT

TERMS AND CONDITIONS

1.	Number of Substitute DSUs Granted. Kimberly-Clark Corporation, a Delaware corporation (the “Corporation”), grants to ________ (the “Participant”) __________ deferred stock units (rounded to the nearest whole unit) (the “Substitute DSUs”), effective November 2, 2026, subject to the terms and conditions set forth herein, including Exhibit A hereto (this “Agreement”). Each Substitute DSU represents the right to receive one share of Common Stock, subject to the terms and conditions of this Agreement. The number of Substitute DSUs is calculated in accordance with the Agreement and Plan of Merger, dated as of November 2, 2025, by and among Kenvue Inc., a Delaware corporation (“Kenvue”), the Corporation, Vesta Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of the Corporation and Vesta Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Corporation (the “Merger Agreement”). Pursuant to the transactions contemplated by the Merger Agreement (the “Merger”), the Corporation is granting these Substitute DSUs to replace deferred stock units credited to the Participant under the Kenvue Inc. Amended and Restated Deferred Fee Plan for Directors (the “Kenvue Deferral Plan”) in respect of compensation deferred by the Participant thereunder before the closing of the Merger.

2.	Substitute Award Acknowledgement. In accepting these Substitute DSUs, the Participant understands and agrees that (i) these Substitute DSUs are granted in substitution for the aggregate number of outstanding deferred stock units credited to the Participant’s account under the Kenvue Deferral Plan and held by the Participant immediately prior to the First Effective Time (as defined in the Merger Agreement) (the “Prior DSUs”); (ii) the Participant is entitled to no further rights or payments with respect to the Prior DSUs or under the Kenvue Deferral Plan; and (iii) the Substitute DSUs will be paid at the same time and in the same form as the corresponding Prior DSUs, as set forth in Section 8 and Exhibit A.

3.	Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Account” has the meaning set forth in Section 6.

“Board” means the Board of Directors of the Corporation.

“Code” means the U.S. Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time, together with the official guidance promulgated thereunder.

“Common Stock” means the common stock of the Corporation, par value $1.25 per share, and shall also include any security of the Corporation issued in substitution, in exchange for, or in lieu of such common stock.

“Fair Market Value” means, as of any date, (a) the reported closing price of a share of Common Stock on the principal stock exchange on which the Common Stock is then listed on such date, as reported by a financial reporting service selected by the Corporation, or if no such sale shall have been made on that day, on the last preceding day on which there was such a sale, or (b) if clause (a) is not applicable, the value determined by the Board using such reasonable method of valuation that complies with Section 409A.

“Payment Date” and “Separation from Service” have the meanings set forth in Section 8.

“Section 409A” means Section 409A of the Code.

4.	Nontransferability. The Participant may not sell, assign, transfer, or otherwise dispose of the Substitute DSUs except upon the death of the Participant (i) by will, (ii) by the laws of descent and distribution or (iii) pursuant to a beneficiary designation made in accordance with Section 5. Further, neither the Participant nor any creditors or beneficiaries of the Participant shall have the right to subject any portion of the Substitute DSUs to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. The Substitute DSUs are fully vested and shall not be subject to forfeiture.

5.	Beneficiary Designation. The Participant may, from time to time, designate one or more persons (who may be designated contingently or successively) to receive payment of the Substitute DSUs if the Participant dies before the Substitute DSUs have been paid in full. A beneficiary designation will be effective only if it is filed with the Corporation, in the form and manner prescribed by the Corporation, while the Participant is alive and will cancel all beneficiary designations filed earlier. Any beneficiary designation validly filed by the Participant under the Kenvue Deferral Plan and in effect immediately prior to the First Effective Time shall apply to the Substitute DSUs until the Participant files a new beneficiary designation with the Corporation. If the Participant fails to designate a beneficiary as provided above, or if all designated beneficiaries die before the Participant or before the Substitute DSUs have been paid in full, the Substitute DSUs shall be paid to the estate of the last to die of the Participant and the designated beneficiaries.

6.	Account. The Corporation shall maintain a bookkeeping account in the name of the Participant (the “Account”) reflecting the Substitute DSUs credited to the Participant. The Participant’s right to receive payment under this Agreement shall be an unsecured claim against the general assets of the Corporation.

7.	Dividend Credits. Holders of Substitute DSUs shall have none of the rights of a shareholder with respect to the shares of Common Stock underlying the Substitute DSUs. For example, holders of Substitute DSUs shall not have any right to receive dividends or other distribution or rights in respect of such shares, nor to vote such shares as the record owner thereof. Until all Substitute DSUs credited to the Account have been paid, the Participant will be credited with dividends, equivalent in value to those declared and paid on shares of the Corporation's Common Stock, on all Substitute DSUs granted under this Agreement. These dividends will be regarded as having been reinvested in Substitute DSUs on the date of the Common Stock dividend payments based on the then Fair Market Value of the Common Stock, thereby increasing the number of Substitute DSUs held by the Participant and on which future dividend equivalents shall be payable. Fractional Substitute DSUs shall be carried forward, and fractional dividend equivalent units shall be payable thereon. Additional Substitute DSUs credited under this Section 7 shall be subject to the same terms and conditions and shall be paid at the same time and in the same form as the Substitute DSUs to which they relate.

8.	Payment of Substitute DSUs. The payment of Substitute DSUs shall be made in shares of Common Stock. In lieu of any fractional shares, the Corporation shall pay an amount in cash equal to the Fair Market Value of such fractional shares on the applicable Payment Date. Payment of the Substitute DSUs (or applicable portion thereof) shall be made in accordance with the payment schedule that applied to the corresponding Prior DSUs under the Kenvue Deferral Plan, as reflected on Exhibit A hereto. As further set forth on Exhibit A, the payment of the Substitute DSUs shall be made upon the Participant’s “separation from service” (within the meaning of Section 409A) from the Corporation under Section 409A (or, in the case of a separation from service that occurred on or before the First Effective Time, from Kenvue) (“Separation from Service”), in the form applicable to the corresponding Prior DSUs pursuant to the Participant’s election under the Kenvue Deferral Plan, which form shall be either (i) a single lump sum as of the Separation from Service date, (ii) five annual installments commencing on the Separation from Service date, or (iii) ten annual installments commencing on the Separation from Service date (the Separation from Service date or the applicable anniversary of the Separation from Service date, each a “Payment Date”); provided, that to the extent that no such election was made by the Participant with respect to any portion of the Prior DSUs, payment of the corresponding Substitute DSUs shall be made in a single lump sum pursuant to clause (i) hereof. If the Participant serves as a member of the Board immediately following the First Effective Time, the Merger shall not, in and of itself, constitute a Separation from Service. If the Participant’s Separation from Service occurred before the First Effective Time, as reflected on Exhibit A, the Substitute DSUs shall be paid on each Payment Date (determined by reference to such Separation from Service date) for which payment was not made under the Kenvue Deferral Plan before the First Effective Time, within the payment period described below. Each payment shall be paid as soon as practicable following the applicable Payment Date, but in no event later than 75 days thereafter. Prior to the Separation from Service date, no payment of Substitute DSUs may be made and prior to the applicable Payment Date, no advance on any payment may be made.

9.	Installment Payments. With respect to Substitute DSUs that are payable in installments, the number of shares of Common Stock that shall be payable in connection with each installment payment shall be computed by dividing the number of Substitute DSUs subject to payment on the relevant Payment Date by the number of payments remaining in the applicable installment period, rounded down to the nearest whole unit, and any fractional unit that remains as of the last Payment Date of the applicable installment period shall be paid in cash. If the Participant’s Separation from Service occurred before the First Effective Time, the number of payments remaining in the applicable installment period shall take into account the installments paid under the Kenvue Deferral Plan before the First Effective Time, as reflected on Exhibit A.

10.	Death. Notwithstanding anything herein to the contrary, in the event of the Participant’s death, the date of death shall be considered the Payment Date for all Substitute DSUs then credited to the Account, which shall be paid to the Participant’s beneficiary determined in accordance with Section 5.

11.	Payment of Withholding Taxes. The Corporation shall withhold all taxes required by law to be withheld with respect to the Substitute DSUs and may, in its discretion, satisfy such withholding obligation with cash or shares of Common Stock which otherwise would be delivered in payment of the Substitute DSUs. Notwithstanding the foregoing, the Participant shall be solely responsible for all taxes arising in connection with the Substitute DSUs.

12.	Administration. The Substitute DSUs shall be administered by the Board, which shall have sole and complete discretion and authority with respect thereto, except as expressly limited by this Agreement. All action taken by the Board in the administration and interpretation of this Agreement shall be final and binding on all matters relating to this Agreement. All questions of interpretation, administration and application of this Agreement shall be determined by a majority of the members of the Board, except that the Board may authorize any directors, officers or employees of the Corporation to assist the Board in the administration of this Agreement and to execute documents on behalf of the Board. The Board also may delegate to a committee of the Board, or such other directors, officers or employees, as the Board determines, such other ministerial and discretionary duties as it sees fit. The Corporation or the Board may employ such legal counsel, consultants and agents as it may deem desirable for the administration of this Agreement and may rely upon any advice or opinion received from any such counsel or consultant and any computation received from any such consultant or agent. No member of the Board shall be liable for any act done or omitted to be done by such member, or by any other member of the Board, in connection with this Agreement, except for such member’s own willful misconduct or as otherwise expressly provided by statute. Notwithstanding the foregoing, the Board shall not exercise its authority under this Agreement in any manner that would change the time or form of payment of the Substitute DSUs, except as permitted under Section 409A.

13.	Adjustments. In the event there are any changes in the Common Stock or the capitalization of the Corporation through a corporate transaction, such as any merger, any acquisition through the issuance of capital stock of the Corporation, any consolidation, any separation of the Corporation (including a spin-off or other distribution of stock of the Corporation), any reorganization of the Corporation (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), any partial or complete liquidation by the Corporation, or a recapitalization, stock dividend, stock split or other change in the corporate structure, appropriate adjustments and changes shall be made by the Board, to the extent necessary to preserve the benefit to the Participant contemplated hereby, to reflect such changes in (i) the number and type or class of shares of Common Stock subject to the Substitute DSUs and credited to the Account and (ii) such other provisions of this Agreement as may be necessary and equitable to carry out the foregoing purposes, provided, however, that no such adjustment or change may be made to the extent that such adjustment or change will result in the dilution or enlargement of any rights of the Participant. Any such adjustment or change shall be made in a manner that complies with Section 409A.

14.	Amendments. The Board may at any time alter or amend this Agreement to the extent (1) permitted by law, (2) permitted by the rules of any stock exchange on which the Common Stock or any other security of the Corporation is listed, and (3) permitted under applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended (including rule 16b-3 thereof); provided, however, that (A) except as provided in Section 13, no such amendment shall, without the consent of the Participant, adversely affect the Participant’s rights with respect to the Substitute DSUs unless such amendment is necessary or appropriate to comply with applicable laws, and (B) no such amendment may alter the timing of payment of the Substitute DSUs or otherwise be made unless such amendment is permitted by Section 409A.

15.	409A Compliance. Notwithstanding anything herein to the contrary, the Substitute DSUs are intended to comply with Section 409A and the terms of the Substitute DSUs, including the rights of the Participant and the Corporation with respect to the Substitute DSUs, shall be limited to those terms permitted under Section 409A. Any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to comply with Section 409A, but only to the extent such modification or limitation is permitted under Section 409A. Without limiting the foregoing, (i) the Substitute DSUs (or applicable portion thereof) will be paid at the same time and in the same form as the corresponding number of Prior DSUs to which the Substitute DSUs relate under the transactions contemplated by the Merger Agreement, and in no event will any provision herein be deemed to modify such payment timing or otherwise operate in any manner inconsistent with compliance with Section 409A; (ii) the Participant shall have no influence on any determination as to the tax year in which a payment of the Substitute DSUs is made; (iii) if necessary to avoid additional taxes or penalties under Section 409A, the portion of the Participant’s Substitute DSUs that would have been payable upon the Separation from Service date shall be delayed until the date that is six months following the Separation from Service date; (iv) the Participant may not elect to defer or accelerate receipt of any portion of the Substitute DSUs, and any such election shall be null and void; and (v) the Substitute DSUs shall not provide for separate payments. Although the Corporation intends to administer the Substitute DSUs in compliance with Section 409A, the Corporation makes no representation to that effect and expressly disclaims any covenant to maintain favorable or avoid unfavorable tax treatment. The Corporation shall be authorized to terminate this Agreement and liquidate the Substitute DSUs in compliance with Treas. Reg. Section 1.409A-3(j)(4)(ix)(B) or Treas. Reg. Section 1.409A-3(j)(4)(ix)(C).

16.	No Right to Continued Service. Nothing contained in this Agreement shall interfere with or limit in any way the right of stockholders of the Corporation to remove the Participant from the Board, nor confer upon the Participant any right to continue to serve on the Board as a director.

17.	Notices. Any notice required or permitted to be given by the Corporation or the Board pursuant to this Agreement shall be deemed given when personally delivered or deposited in the United States mail, registered or certified, postage prepaid, addressed to the Participant at the last address shown for the Participant on the records of the Corporation. Any notice to the Corporation under this Agreement shall be addressed to the Corporate Secretary of the Corporation at its principal executive offices.

18.	Electronic Delivery. The Corporation may, in its sole discretion, deliver any documents related to the Substitute DSUs, including any prospectus or other documents required to be delivered under applicable securities laws, by electronic means, including by posting such documents on a website maintained by the Corporation or a third party designated by the Corporation. The Participant hereby consents to receive such documents by electronic delivery.

19.	Successors. This Agreement shall be binding upon and inure to the benefit of the Corporation, its successors and assigns, and the Participant and the Participant’s heirs, executors, administrators and legal representatives.

20.	Governing Law; Severability. This Agreement shall be governed, construed, administered and regulated in accordance with the laws of the State of Delaware and applicable federal law. In the event any provision of this Agreement shall be determined to be illegal or invalid for any reason, the other provisions of this Agreement shall continue in full force and effect as if such illegal or invalid provision had never been included herein.

21.	Entire Agreement; Exhibit A. This Agreement, including Exhibit A, constitutes the entire agreement between the Participant and the Corporation with respect to the Substitute DSUs and supersedes the terms of the Kenvue Deferral Plan and any prior agreements with respect to the Prior DSUs; provided, that the Participant’s payment elections under the Kenvue Deferral Plan with respect to the Prior DSUs are preserved as reflected on Exhibit A. If Exhibit A does not accurately reflect the Participant’s payment elections under the Kenvue Deferral Plan, the Board shall correct Exhibit A to conform to such elections, and the Substitute DSUs shall be paid in accordance with such elections, in each case in a manner that complies with Section 409A.

Exhibit A

Participant: __________

Separation from Service Status: [Continuing director; no Separation from Service at the First Effective Time] [Separation from Service at the First Effective Time] [Separation from Service before the First Effective Time]

Separation from Service Date: [●] [N/A]

Deferral	Number of Prior DSUs	Corresponding Number of Substitute DSUs	Payment Schedule	Installments Paid Before First Effective Time	Installments Remaining
[Elective/Mandatory Deferral – [year]]	[●]	[●]	[Lump sum upon Separation from Service]	[N/A]	[N/A]
[Elective/Mandatory Deferral – [year]]	[●]	[●]	[Five annual installments commencing upon Separation from Service]	[●]	[●]
[Elective/Mandatory Deferral – [year]]	[●]	[●]	[Ten annual installments commencing upon Separation from Service]	[●]	[●]
Total	Total [●]	Total [●]